Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS THIRD QUARTER RESULTS

BOSTON, November 5, 2021 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its consolidated financial results for the third quarter ended September 30, 2021 and other recent developments.

Third Quarter and Subsequent Highlights

•	Reported results for the third quarter of 2021 reflect a net loss attributable to common stockholders of $7.1 million, or $(0.22) per weighted average common share; net operating income (“NOI”) of $23.8 million; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.43 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.31 per weighted average common share and units, the latter of which was impacted by leasing commissions, primarily related to two 10-year leases that were executed in the period.
•	Collected approximately 99.7% of its rent for the third quarter.
•	Same store NOI (“SS NOI”) increased 3.8% on a GAAP basis excluding early termination income for the third quarter compared with the same period in 2020; increased 6.2% on a cash basis excluding early termination income and the impacts of free rent related to three leases aggregating approximately 900,000 square feet.
•	Acquired 10 buildings totaling approximately 3.4 million square feet for $218.5 million, a weighted average price of $68.73 per square foot and a weighted average initial projected yield of 6.6%.
•	Commenced leases during the third quarter totaling 1.4 million square feet with a 10.8% increase in rental rates on a cash basis from leases greater than six months; through September 2021, approximately 88.0% of 2021 lease expirations have already been addressed in addition to 342,000 square feet of vacancy leased to new tenants.
•	Issued approximately 3.5 million common shares during the third and fourth quarter of 2021 through its ATM program at an average price of $22.45 per share, raising net proceeds of approximately $76.6 million.
•	The Company closed on a $500 million unsecured credit facility, comprised of a $200 million revolving line of credit and a new $200 million term loan in addition to the existing $100 million term loan, with lower borrowing costs and maturities extending to 2025 and 2027, respectively, and accordion provisions that would increase total borrowing capacity up to $1 billion.
•	Declared a regular quarterly cash dividend for the third quarter of 2021 of $0.21 for the common stock and a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the Preferred Stock”).
•	Updated full year 2021 guidance ranges for net loss, Core FFO and AFFO per weighted average common share and units.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “Our leasing, acquisitions and capital markets activity this quarter continues to exceed our expectations based on strong occupancy, NOI and rent growth. We are on pace in 2021 for another record year for portfolio growth, while the early success we have achieved with our 2022 leasing and progress with our new development projects reinforce our confidence in focusing on owning industrial properties in ‘the first mile to the last mile.’”

Financial Results for the Third Quarter of 2021

Net loss attributable to common stockholders for the quarter ended September 30, 2021 was $7.1 million, or $(0.22) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $7.1 million, or $(0.36) per weighted average common share, for the same period in 2020. The net loss was flat year-over-year primarily due to an increase in net operating income, partially offset by an increase in depreciation expense associated with acquisitions activity. Weighted average common shares outstanding for the third quarters ended September 30, 2021 and 2020 were 32.3 million and 19.6 million, respectively. Plymouth has a total of 34.6 million common shares as of November 4, 2021.

Consolidated total revenues for the quarter ended September 30, 2021 were $36.0 million, compared with $27.5 million for the same period in 2020.

NOI for the quarter ended September 30, 2021 was $23.8 million compared with $17.5 million for the same period in 2020. Same store NOI (“SS NOI”) – Cash basis for the quarter ended September 30, 2021 was $15.0 million excluding early termination income and the impacts of free rent related to three leases aggregating approximately 900,000 square feet compared with $14.1 million for the same period in 2020, an increase of 6.2%. SS NOI for the third quarter was positively impacted by rent escalations and renewal spreads, partially offset by an increase in operating expenses. SS NOI – GAAP basis excluding early termination income for the quarter ended September 30, 2021 was $15.4 million compared with $14.9 million for the same period in 2020, an increase of 3.8%. SS NOI for the third quarter was positively impacted by rent escalations and renewal spreads, partially offset by an increase in operating expenses.

EBITDAre for the quarter ended September 30, 2021 was $20.5 million compared with $14.9 million for the same period in 2020.

Core FFO for the quarter ended September 30, 2021 (defined as FFO less dividends paid (or declared) to holders of preferred stock and excluding certain non-cash operating expenses such as impairment on real estate lease, unrealized appreciation/(depreciation) of warrants and loss on extinguishment of debt) was $14.3 million compared with $8.7 million for the same period in 2020, primarily as a result of the contribution from acquisitions. The Company reported Core FFO for the quarter ended September 30, 2021 of $0.43 per weighted average common share and unit compared with $0.43 per weighted average common share and unit for the same period in 2020. The increase in weighted average share count offset the contribution of acquisitions. Weighted average common shares and units outstanding for the third quarters ended September 30, 2021, and 2020 were 33.0 million and 20.5 million, respectively. As of September 30, 2021, the Company had a total of 34.8 million common shares and units outstanding and has a total of 35.1 million common shares and units outstanding as of November 4, 2021.

AFFO for the quarter ended September 30, 2021 was $10.4 million, or $0.31 per weighted average common share and unit, compared with $7.9 million, or $0.38 per weighted average common share and unit, for the same period in 2020. The current period results reflected the change in Core FFO offset by increased commissions associated with leasing activity, primarily driven by two 10-year leases that were executed in the period.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Capital Markets Activity and Liquidity

During the third quarter of 2021, the Company issued approximately 3.17 million common shares through its ATM program at an average price of $22.32 per share, raising approximately $69.3 million in net proceeds.

As of November 4, 2021, the Company’s current cash balance was approximately $38.8 million, excluding operating expense escrows of approximately $4.4 million, and it has approximately $85.0 million of availability under the existing unsecured line of credit.

In August 2021, the Company entered into a combined $500 million unsecured credit facility, which is comprised of an amended $200 million revolving credit facility, an amended $100 million term loan, and a new $200 million term loan, providing expanded borrowing capacity and greater capital structure flexibility with lower borrowing costs and extended maturities. The combined unsecured credit facilities have an accordion feature enabling the Company to increase the total borrowing capacity under the credit facilities up to an aggregate of $1 billion, subject to certain conditions. The amended revolving credit facility matures in August 2025 and has two, six-month extension options, subject to certain conditions, the amended $100 million term loan matures in August 2026, and the new $200 million term loan matures in February 2027. Amounts outstanding under the revolving facility bear interest at LIBOR plus a margin between 135 to 190 basis points with no LIBOR floor and amounts outstanding under the term facilities bear interest at LIBOR plus a margin between 130 and 185 basis points, in either case depending on the Company’s leverage.

Investment Activity

As of September 30, 2021, the Company had real estate investments comprised of 152 industrial buildings totaling 26.6 million square feet with occupancy of 96.3%. During the third quarter, the Company acquired five buildings totaling 1.8 million square feet for a total of $101.5 million, a weighted average price of $62 per square foot, and a weighted average initial projected yield of 7.2%. The acquired buildings are in Memphis, Tennessee, St. Louis, Missouri, and Chicago, Illinois.

Subsequent to quarter end, the Company acquired five industrial buildings totaling 1.6 million square feet for $117.0 million, a weighted average price of $74.76 per square foot, and an initial yield projected yield of 6.1%.

The Company also has two additional industrial buildings totaling 0.5 million square feet under definitive agreement for $30.0 million, a weighted average price of $66.79 per square foot, and a weighted average initial yield of 6.6%. These two additional acquisitions are expected to close, subject to customary closing conditions, by year end.

Leasing Activity

Leases commencing during the third quarter of 2021 totaled an aggregate of 1,538,268 square feet, of which 1,428,068 square feet is associated with leases with terms of at least six months. The Company will experience a 10.8% increase in rental rates on a cash basis from these leases. Leases commencing during the first three quarters of 2021 totaled an aggregate of 4,746,898 square feet, of which 4,454,043 square feet is associated with leases with terms of at least six months. The Company will experience a 9.7% increase in rental rates on a cash basis from these leases.

Quarterly Distributions to Stockholders

On September 15, 2021, the Company announced the Board of Directors declared a regular quarterly common stock dividend of $0.21 per share, or an annualized rate of $0.84 per share, for the third quarter of 2021. The dividend was payable on October 29, 2021 to stockholders of record as of the close of business on September 30, 2021.

On September 1, 2021, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the third quarter of 2021. The dividend was paid on September 30, 2021 to stockholders of record on September 15, 2021.

Guidance for 2021

The Company updated its full year 2021 guidance ranges for net loss, Core FFO and AFFO per weighted average common share and units and updated several of its accompanying guidance assumptions:

	Full Year 2021 Range
	Low	High
Net loss	$(0.40)	$(0.37)
Add: Real estate depreciation & amortization	2.22	2.23
Add: Real estate depreciation & amortization attributable to JV	0.05	0.05
Less: Gain on sale of real estate	(0.02)	(0.02)
Add: Unrealized appreciation of warrants	0.06	0.06
Less: Preferred stock dividends	(0.21)	(0.21)
Core FFO	1.70	1.74
Amortization of debt related costs	0.05	0.05
Stock compensation	0.05	0.05
Straight-line rent	(0.10)	(0.10)
Above/below market lease rents	(0.06)	(0.06)
Recurring capital expenditures	(0.28)	(0.27)
AFFO	$1.36	$1.41

•	Total revenues of $138.2 million to $138.8 million for the year
•	Net operating income of $92.7 million to $93.3 million for the year
•	EBITDAre of $79.4 million to $79.8 million for the year
•	General and administrative expenses of $12.6 million to $12.3 million for the year, including non-cash expenses of $1.6 million
•	Recurring capital expenditures of $8.7 million to $8.4 million for the year
•	SS NOI on a cash basis of $59.0 million to $59.3 million, representing a 2.5% to 3.0% increase for the year
•	Same store occupancy of 95.5% to 97.0% for the year
•	31,598,000 weighted average common shares and operating partnership units outstanding for the year (35,096,000 currently outstanding)
•	The completion of approximately $347 million in acquisitions ($293 million of which have been completed to date, with the balance projected to occur prior to year-end)

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through November 12, 2021, by dialing (412) 317-0088 and entering the replay access code, 10160362.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses, light industrial and small bay industrial properties, located in primary and secondary markets within the main industrial, distribution and logistics corridors of the United States.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2021	2020
Assets
Real estate properties	$1,062,748	$886,681
Less accumulated depreciation	(129,910)	(98,283)
Real estate properties, net	932,838	788,398

Cash	63,712	15,668
Cash held in escrow	10,488	11,939
Restricted cash	4,743	4,447
Deferred lease intangibles, net	68,703	66,116
Investment in unconsolidated joint venture	6,008	6,683
Other assets	35,948	27,019
Total assets	$1,122,440	$920,270

Liabilities, Preferred stock and Equity
Liabilities:
Secured debt, net	$336,225	$328,908
Unsecured debt, net	247,729	99,254
Borrowings under line of credit	—	90,000
Accounts payable, accrued expenses and other liabilities	61,074	49,335
Deferred lease intangibles, net	9,679	11,350
Financing lease liability	2,221	2,207
Total liabilities	656,928	581,054

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A: 2,023,551 and 2,023,999 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively (aggregate liquidation preference of $50,589 and $50,600 at September 30, 2021 and December 31, 2020, respectively)	48,473	48,485
Series B: 4,411,764 shares issued and outstanding at September 30, 2021 and December 31, 2020, (aggregate liquidation preference of $97,277 and $97,230 at September 30, 2021 and December 31, 2020, respectively)	92,630	87,209

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 34,273,244 and 25,344,161 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	343	253
Additional paid in capital	492,003	360,752
Accumulated deficit	(172,671)	(162,250)
Total stockholders' equity	319,675	198,755
Non-controlling interest	4,734	4,767
Total equity	324,409	203,522
Total liabilities, preferred stock and equity	$1,122,440	$920,270

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2021	2020	2021	2020

Rental revenue	$35,877	$27,518	$100,468	$79,884
Management fee revenue and other income	85	—	265	—
Total revenues	35,962	27,518	100,733	79,884

Operating expenses:
Property	12,032	10,064	34,398	28,101
Depreciation and amortization	18,305	13,985	50,984	41,602
General and administrative	3,264	2,280	9,582	7,378
Total operating expenses	33,601	26,329	94,964	77,081

Other income (expense):
Interest expense	(4,906)	(4,538)	(14,489)	(14,309)
Impairment on real estate lease	—	(311)	—	(311)
Earnings (loss) in investment of unconsolidated joint venture	(178)	—	(675)	—
Gain on sale of real estate	—	—	590	—
Unrealized (appreciation) depreciation of warrants	(926)	(103)	(1,809)	(103)
Total other income (expense)	(6,010)	(4,952)	(16,383)	(14,723)

Net loss	(3,649)	(3,763)	(10,614)	(11,920)
Less: Loss attributable to non-controlling interest	(57)	(130)	(193)	(584)
Net loss attributable to Plymouth Industrial REIT, Inc.	(3,592)	(3,633)	(10,421)	(11,336)
Less: Preferred stock dividends	1,652	1,613	4,956	4,839
Less: Series B preferred stock accretion to redemption value	1,807	1,854	5,421	5,562
Less: Amount allocated to participating securities	48	38	153	144
Net loss attributable to common stockholders	$(7,099)	$(7,138)	$(20,951)	$(21,881)

Net loss basic and diluted per share attributable to common stockholders	$(0.22)	$(0.36)	$(0.71)	$(1.35)

Weighted-average common shares outstanding basic and diluted	32,301,693	19,631,443	29,636,996	16,232,420

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, and loss on impairments. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): Core FFO represents FFO reduced by dividends paid (or declared) to holders of our preferred stock and excludes certain non-cash operating expenses such as impairment on real estate lease, unrealized appreciation/(depreciation) of warrants and loss on extinguishment of debt. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
UNAUDITED
(In thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
NOI:	2021	2020	2021	2020
Net loss	$(3,649)	$(3,763)	$(10,614)	$(11,920)
General and administrative	3,264	2,280	9,582	7,378
Depreciation and amortization	18,305	13,985	50,984	41,602
Interest expense	4,906	4,538	14,489	14,309
Impairment on real estate lease	—	311	—	311
Gain on sale of real estate	—	—	(590)	—
Unrealized appreciation (depreciation) of warrants	926	103	1,809	103
(Earnings) loss in investment of unconsolidated joint venture	178	—	675	—
Management fee revenue and other income	(85)	—	(265)	—
NOI	$23,845	$17,454	$66,070	$51,783

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
EBITDAre:	2021	2020	2021	2020
Net loss	$(3,649)	$(3,763)	$(10,614)	$(11,920)
Depreciation and amortization	18,305	13,985	50,984	41,602
Interest expense	4,906	4,538	14,489	14,309
Unrealized appreciation (depreciation) of warrants	926	103	1,809	103
Gain on sale of real estate	—	—	(590)	—
EBITDAre	$20,488	$14,863	$56,078	$44,094

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
FFO:	2021	2020	2021	2020
Net loss	$(3,649)	$(3,763)	$(10,614)	$(11,920)
Gain on sale of real estate	—	—	(590)	—
Depreciation and amortization	18,305	13,985	50,984	41,602
Depreciation and amortization from unconsolidated joint venture	374	—	1,176	—
FFO	$15,030	$10,222	$40,956	$29,682
Preferred stock dividends	(1,652)	(1,613)	(4,956)	(4,839)
Unrealized appreciation (depreciation) of warrants	926	103	1,809	103
Core FFO	$14,304	$8,712	$37,809	$24,946

Weighted average common shares and units outstanding	33,046	20,488	30,436	17,217
Core FFO per share	$0.43	$0.43	$1.24	$1.45

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
AFFO:	2021	2020	2021	2020
Core FFO	$14,304	$8,712	$37,809	$24,946
Amortization of debt related costs	424	386	1,163	1,051
Non-cash interest expense	41	(169)	(31)	(79)
Stock compensation	340	324	1,219	1,056
Impairment on real estate lease	—	311	—	311
Straight line rent	(966)	(492)	(2,726)	(1,453)
Above/below market lease rents	(480)	(449)	(1,589)	(1,435)
Recurring capital expenditure (1)	(3,312)	(749)	(6,727)	(2,504)
AFFO	$10,351	$7,874	$29,118	$21,893

Weighted average common shares and units outstanding	33,046	20,488	30,436	17,217
AFFO per share	$0.31	$0.38	$0.96	$1.27

(1) Excludes non-recurring capital expenditures of $8,524 and $1,327 for the three months ended September 30, 2021 and 2020, respectively and $16,109 and $3,478 for the nine months ended September 30, 2021 and 2020, respectively.